Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated September 3, 2021, with respect to the combined financial statements of PalmerHouse Properties, LLC, PalmerHouse Properties and Associates, LLC, and PalmerHouse Properties Lake Country, LLC included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Phoenix, Arizona

January 7, 2022